Exhibit 10.17
HANA BIOSCIENCES, INC.
Amendment to Stock Option Agreement

This Amendment to Stock Option Agreement (this “Amendment”) is made and entered into as of the 30th day of June, 2006, between Fred L. Vitale (“Optionee”) and Hana Biosciences, Inc., a Delaware corporation (the “Company”).

Background

A.       Optionee and the Company entered into a Stock Option Agreement dated February 1, 2004 (the “Stock Option Agreement”).

B.        Pursuant to the Stock Option Agreement, the Company granted Optionee an option to purchase 141,007 shares of the Company’s common stock, as adjusted to reflect stock splits, combinations, mergers and other adjustments prior to the date hereof.

C.       The applicable exercise price relating to the Stock Option Agreement was less than the fair market value of the Company’s common stock on the date of the Stock Option Agreement.

D.       Due to the tax implications of Section 409A of the Internal Revenue Code of 1986, as amended, the Company and Optionee have agreed to amend the Stock Option Agreement in order to increase the exercise price to equal the fair market value of the Company’s common stock as of the date of the Stock Option Agreement.

E.        To compensate the Optionee for increasing the exercise price, the Company has issued to Optionee 7,377 shares of restricted common stock, subject to the terms set forth in that certain Restricted Stock Agreement by and between the Company and Optionee dated of even date herewith.

F.       Optionee and the Company hereby agree to amend the terms of the Stock Option Agreement to reflect the adjustment to the exercise price as set forth below.

Agreement

Now, Therefore, the parties hereto agree as follows:

I.       Adjustment to Exercise Price. Notwithstanding anything to the contrary contained in the Stock Option Agreement, the exercise price set forth in the Stock Option Agreement shall be increased from $0.336 per share (as adjusted) to $0.833.

II.       General.

A.       Except as specifically amended by this Amendment, the terms of the Stock Option Agreement shall continue in full force and effect without amendment.

B.       Nothing herein expressed or implied is intended or shall be construed as conferring upon or giving to any person, firm, or corporation other than the parties hereto, any rights or benefits under or by reason of this Amendment.

C.       Each party hereto agrees to execute such further documents as may be necessary or desirable to effect the purposes of this Amendment.

D.       This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

E.       This Amendment, together with the Stock Option Agreement, embodies the entire agreement made between the parties hereto with respect to matters covered herein and shall not be modified except in a writing signed by each of the parties hereto.

IN WITNESS WHEREOF, the undersigned have executed this Amendment to Stock Option Agreement as of the date first written above.

OPTIONEE /s/ Fred L. Vitale Name: Fred L. Vitale
HANA BIOSCIENCES, INC. By: /s/ John P. Iparraguirre John P. Iparraguirre Vice President, Chief Financial Officer